AMENDMENT NO. 2
                        TO INVESTMENT ADVISORY AGREEMENT


     This Amendment is made as of July 1, 2003 between Janus Capital Management LLC, a Delaware limited liability company (the "Adviser"), and Met Investors Advisory LLC, a Delaware limited liability company (the "Manager").



                                   BACKGROUND

     A. Adviser and Manager are parties to an Investment Advisory Agreement dated April 3, 2002, as amended (the "Agreement").

     B. The parties wish to amend the Agreement as set forth below.



                                   AMENDMENT

     For good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

     1.   The following shall be added to Section 2(h) of the Agreement:

               "Adviser will not consult with any other subadviser engaged by Manager with respect to transactions in securities or other assets concerning the Portfolio or another subadvised fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a subadviser or its affiliates."

     2. The Agreement, as supplemented by this Amendment, is ratified and confirmed.

     3. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.



  JANUS CAPITAL MANAGEMENT LLC               MET INVESTORS ADVISORY LLC
  By: _______________________________        By: ____________________________
  Name: Bonnie M. Howe                       Name:  Elizabeth M. Forget
  Title:  Vice President                     Title:  President